Exhibit 99.1

The ONE Group Hospitality Provides Business Update

Company Suspends Guidance for 2020

Announces Conference Call and Webcast for Fourth Quarter and Year End 2019 Results on March 26, 2020

DENVER-- (BUSINESS WIRE) --The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS), today announced that it is providing a business update related to developments as a result of coronavirus disease (COVID-19).

All domestic locations are currently opened and operating for either in-person dining and/or take-out and delivery options, in compliance with directions from local authorities. The Company is addressing each restaurant on a case-by-case basis and has put in place enhanced sanitizing measures across all restaurants. Select restaurants will be impacted by temporary closures, such as the STK in Las Vegas starting March 18th, or reduced hours over the coming days and weeks. Several of our international locations, including our restaurants in Milan, Italy and Doha, Qatar, are temporarily closed.

“The health, safety and well-being of our employees and customers remains our top priority as the impact of COVID-19 continues to rapidly evolve. We are closely monitoring the situation and following all guidance from the CDC and federal and local authorities, and we continue to take measures to ensure our team and customers are safe. I genuinely thank each and every one of our guests for standing by us during this time,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

2020 Targets Suspended

Due to the unprecedented market conditions domestically and internationally, and the effect COVID-19 will have on our operations and financial performance, the extent of which is not currently known, the Company is suspending guidance for 2020. The Company will provide a business update on its fourth quarter earnings call.

Conference Call Details for Fourth Quarter and Year End 2019 Results

The ONE Group will host a conference call and webcast to discuss fourth quarter and year end 2019 results on Thursday, March 26, 2020 at 4:30 PM Eastern Time. A press release containing these results will be issued after market close on Thursday, March 26, 2020.

The conference call can be accessed live over the phone by dialing 1-201-493-6780. A replay will be available after the call and can be accessed by dialing 1-412-317-6671; the passcode is 13699111. The replay will be available until April 9, 2020.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands are:

•	STK, a modern twist on the American steakhouse concept with 20 restaurants in major metropolitan cities in the U.S., Europe and the Middle East; and,
•	Kona Grill, a polished casual, bar-centric brand featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. The ONE Group purchased the 24 Kona Grill restaurants operating in the U.S. in October 2019.

ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Kate Ottavio Kent

(203) 682-8276

Kate.OttavioKent@icrinc.com